UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ELECTRONICS FOR IMAGING, INC.

6750 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 7, 2017

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on June 7, 2017 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years.

4.	To approve the 2017 Equity Incentive Plan.

5.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2, 4, and 5 and for “1 YEAR” in Proposal 3.

Only stockholders of record at the close of business on April 24, 2017 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/S/ ALEX GRAB
Alex Grab Secretary

Fremont, California

April 28, 2017

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 7, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 7, 2017 at 9 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 28, 2017 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (3) to provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years; (4) to approve the 2017 Equity Incentive Plan; (5) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017; and (6) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies that are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 24, 2017 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 46,467,840 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 23,233,921 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes, and broker non-votes. Abstentions, withheld votes, and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank, or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six

(6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will not be counted in determining the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Directors Guidelines (the “Board of Directors Guidelines”) and as discussed further under Proposal One. The Board of Directors Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (advisory vote on executive compensation) and Proposal Four (approval of the 2017 Equity Incentive Plan). Because the votes under Proposal Two and Proposal Four are considered to be non-routine matters under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal Two or Proposal Four, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on these proposals because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and will not be counted in determining the outcome of Proposal Two or the outcome of Proposal Four.

Stockholders’ choices for Proposal Three (frequency of advisory vote on executive compensation) are limited to “1 year,” “2 years,” “3 years” and “abstain.” If no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then the Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders. Abstentions will not be counted in determining the frequency option receiving the highest number of votes. Because the advisory vote under Proposal Three is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Three, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes will not be counted in determining the outcome of Proposal Three.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2017 under Proposal Five (ratification of appointment of auditors). Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Five is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Five, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Two (advisory vote on executive compensation), Proposal Three (frequency of advisory vote on executive compensation) and Proposal Five (ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the advisory vote on executive compensation; (3) approval of the 2017 Equity Incentive Plan; and (4) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017; “1YEAR” for the frequency of the advisory vote on executive compensation; and (iii) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing, and mailing the Proxy Statement, the Notice of Annual Meeting, and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 6750 Dumbarton Circle, Fremont, California 94555, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2018, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 29, 2017. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2018 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on February 7, 2018 and not later than the close of business on March 9, 2018 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2018 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2018 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 7, 2017: The Company’s Proxy Statement dated April 28, 2017 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2016 annual meeting. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of April 24, 2017 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	51	2011
Self-Employed
Gill Cogan(1)(2)	65	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	51	2000
Chief Executive Officer and President of the Company
Thomas Georgens(3)	57	2008
Self-Employed
Richard A. Kashnow(2)(3)	75	2008
Consultant, Self-Employed
Dan Maydan(1)(2) Retired	81	1996

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 2011. Mr. Brown served as Chief Financial Officer and Chief Operating Officer of Tanium Inc, an enterprise software company from April 2014 to March 2017. Previously, Mr. Brown served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. from February 2012 to March 2014. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. From September 2004 until December 2005, Mr. Brown served on the board of directors and the audit committee of Verity, Inc., a provider of business search and process management software, that was acquired by Autonomy Corporation plc. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s experience with the oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies, including AlertEnterprise, Space-Time-Insight, Payfone, Spider Cloud, WorkBoard, Panzora, Cloud4Wi, and GainSpan. Mr. Cogan holds a B.S. and an M.B.A. from the

University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the NASDAQ Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over fifteen (15) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. From April 2014 until May 2015, Mr. Georgens served as Chief Executive Officer and Chairman of the Board of Directors of NetApp, Inc., a provider of data management solutions. Previously, from August 2009 until April 2014, Mr. Georgens served as Chief Executive Officer, President and Director of NetApp. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens currently serves as a director of Autodesk, Inc., a public company listed on the NASDAQ Global Select Market. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s prior role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader who faced similar economic, social and governance issues. In addition, his previous role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba, Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital Corporation. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in

1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He currently serves on the boards of directors of privately held companies. Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Directors Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of six (6) meetings in 2016. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 100% of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2016.

Audit Committee

The Audit Committee currently consists of Directors Brown (Chairman), Georgens and Kashnow. The Audit Committee held ten (10) meetings in 2016. The Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company, assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in

Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held ten (10) meetings in 2016. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules and also meet the additional criteria for independence of Compensation Committee members set forth in Rule 5605(d)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans and considers compensation consultant, counsel and other adviser conflict of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held two (2) meetings in 2016. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its charter and the Company’s Board of Directors Guidelines.

Pursuant to our Board of Directors Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each of its committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities to improve its operations and procedures. In April 2017, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person who is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Alex Grab

6750 Dumbarton Circle

Fremont, CA 94555

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.     The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2016 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2016 is summarized as follows:

Name(1) (a)	Fees earned or paid in cash (b)	Stock awards (2)(3) (c)		Option awards (2)(4) (d)	Non-equity incentive plan compensation (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation (g)	Total (h)
Eric Brown	$63,000	$275,405		$—	$—	$—	$—	$338,405
Gill Cogan	57,500	304,321	(5)	—	—	—	—	361,816
Thomas Georgens	53,000	275,405		—	—	—	—	328,405
Richard Kashnow	63,000	275,405		—	—	—	—	338,405
Dan Maydan	52,500	275,405		—	—	—	—	327,905

(1)	Guy Gecht, the Company’s Chief Executive Officer and President is not included in this table as he is an employee of the Company, and thus he received no compensation for his services as director. The compensation received by Mr. Gecht is shown in the Summary Compensation Table for 2016 on page 51 of this Proxy Statement.
(2)	The amounts reported in the Stock Awards and Option Awards column represents the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 718, Stock Compensation, of equity-based awards granted to non-employee directors during 2016. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	At December 31, 2016, the aggregate number of restricted stock units (“RSUs”) outstanding for each non-employee director was as follows:

Name	Total (#)
Eric Brown	6,500
Gill Cogan	7,141
Thomas Georgens	6,500
Richard Kashnow	6,500
Dan Maydan	6,500

(4)	At December 31, 2016, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	—	—	—
Gill Cogan	75,000	—	75,000
Thomas Georgens	75,000	—	75,000
Richard Kashnow	75,000	—	75,000
Dan Maydan	—	—	—

(5)	Includes the annual Board of Directors Chair retainer paid in the form of an RSU grant issued to Mr. Cogan.

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.   Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees. In addition, the chairpersons of the Board of Directors and the Board Committees receive a chairperson premium, as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		10,000	10,000	1,000	500
Compensation Committee		5,000	5,000	1,000	500
Nominating and Governance Committee		5,000	5,000	1,000	500

*	The Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date. This RSU grant will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees, subject to the director’s continued service through the vesting date.

Equity Compensation.     Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Each non-employee director received an equity award grant of 6,500 RSUs on November 8, 2016. These RSUs vest in one installment on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee is responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2016. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2016.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested RSUs. Vested and unvested stock options are not taken into account in determining a director’s beneficial ownership. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level. As of April 17, 2017, all of our directors have met the stock ownership requirement.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has incorporated prohibitions on various hedging activities within its insider trading policy, which policy applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The policy also prohibits pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of the Company’s General Counsel that such person has the financial capacity to repay the loan without resort to the pledged securities.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. All directors attended the Company’s last annual meeting.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and as set forth in this proxy statement (including the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 33 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2016 in more detail. Highlights of the program include:

•

Our executive compensation program is designed to pay for performance—For 2016, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 87% of the target total direct compensation for Mr. Gecht and approximately 77% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “target total direct compensation” consists of the executive’s base salary, target annual incentive award, and long-term incentive awards based on the grant date fair value of the award as determined in accordance with ASC 718.

•

Our annual incentive program is based entirely on objective, financial criteria and paid entirely in stock—Our annual incentive program rewards our named executive officers for achievement of pre-established financial goals that correlate to the long-term goals and strategy of the Company. Awards under the program are granted as performance-based restricted stock unit (“RSU”) awards that help further align named executive officers’ interests with those of our stockholders. Each named executive officer was provided with an opportunity to receive a “target” award and an “accelerator” annual incentive award in the event that financial performance exceeded the targets. These awards are subject to a cap on the maximum payout. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy. The annual incentive program awards for 2016 paid out at 86% of target and none of the accelerator awards vested.

•

Two-thirds of the 2016 long-term incentive awards were performance based—Two-thirds of the RSUs granted to our named executive officers in August 2016 under our long-term incentive program were subject to performance-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were subject to time-based vesting conditions (“time-based RSUs. The performance-based RSUs consisted of an award that generally vests based on our revenue growth over a three-year period (subject to a modifier based on our revenue growth over that period relative to a group of NASDAQ listed companies with market capitalizations similar to ours) and a second award that generally vests based on our non-GAAP earnings per share (“EPS”) growth over a three-year period (subject to a modifier based on our cash from operations growth over that period). These awards are intended to both provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. We modified our approach in 2016 for measuring company performance under our long term incentive awards to reflect feedback from stockholders that they would like to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth.

•

We maintain executive stock ownership and holding period guidelines—To further align the interests of our executives and our stockholders, in February 2017, our Board of Directors adopted revised stock ownership guidelines applicable to all executives of the Company. The newly adopted guidelines provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. In addition, our executive officers are required to hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). As of April 24, 2017, each of our executive officers had satisfied the applicable stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2016, the Company achieved record revenue, growing to approximately $992 million, which represented an increase of approximately $109 million or 12% growth over the prior year.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders (the “say-on-pay” vote). It is expected that the next say-on-pay vote will occur at the 2018 annual meeting. However, as noted in Proposal Three below, the Company is asking stockholders to provide an advisory vote on the frequency of future say-on-pay votes.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” approval of the executive compensation.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

As described in Proposal Two above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our named executive officers (referred to as a “say-on-pay” vote).

In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At our 2011 annual meeting, our stockholders voted to hold a say-on-pay vote every year, and the Board of Directors determined that the say-on-pay vote would be held annually.

Under SEC rules, we are required to hold a new say-on-frequency vote at least every six years. Accordingly, this Proposal Three affords our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal Three, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Vote Required

Under our By-laws, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, a frequency option for future advisory votes on executive compensation. However, if no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then the Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders.

This proposal on the frequency of future advisory votes on executive compensation is advisory only and will not be binding on the company or our Board of Directors. Although the vote on this proposal is non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, our Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote for “1 YEAR” for the frequency of future say-on-pay votes.

PROPOSAL FOUR

APPROVAL OF THE ELECTRONICS FOR IMAGING, INC.

2017 EQUITY INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Electronics for Imaging, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on April 11, 2017.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2017 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Electronics for Imaging, Inc. 2009 Equity Incentive Award Plan (the “2009 Plan”). The Board of Directors believes that the number of shares currently available under the 2009 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2017 Plan, no new awards will be granted under the 2009 Plan after the Annual Meeting. In that case, the number of shares of the Company’s common stock that remain available for award grants under the 2009 Plan immediately prior to the Annual Meeting (excluding the “Net-Settled Shares” under the 2009 Plan discussed below) will become available for award grants under the 2017 Plan. An additional 1,200,000 shares of the Company’s common stock will also be made available for award grants under the 2017 Plan. In addition, if stockholders approve the 2017 Plan, any shares of common stock subject to outstanding awards under the 2009 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2017 Plan.

If stockholders do not approve the 2017 Plan, the Company will continue to have the authority to grant awards under the 2009 Plan. If stockholders approve the 2017 Plan, the termination of our grant authority under the 2009 Plan will not affect awards then outstanding under that plan.

Under the terms of the 2009 Plan, shares tendered or withheld to satisfy the grant or exercise price of an award granted under the 2009 Plan, as well as shares tendered or withheld to satisfy tax withholding obligations in connection with an award granted under the 2009 Plan (referred to in this Proposal 4 as the “Net-Settled Shares”), are available for subsequent grants under the 2009 Plan. However, the Company has historically not considered these shares to be available for award grant purposes under the 2009 Plan and has not made any of these Net-Settled Shares subject to any such subsequent grants under the 2009 Plan. In approving the 2017 Plan, the Board of Directors determined that, subject to stockholder approval of the 2017 Plan, the Net-Settled Shares will no longer be treated as reserved for grant purposes under the 2009 Plan and will not be available for new award grant purposes under the 2009 Plan or the 2017 Plan.

Shares Available for Grant and Awards Outstanding under Company Plans

The following table sets forth information regarding equity awards under the 2009 Plan, the number of shares of our common stock issued and outstanding, and the number of shares available for future issuance as of December 31, 2016 and March 27, 2017 as follows:

	December 31, 2016	March 27, 2017
Number of shares available for future issuance	1,660,761	1,629,640
Stock options outstanding	316,000	252,000
Weighted average remaining contractual term (years) of stock options outstanding	1.46	1.41
Weighted average exercise price of stock options outstanding	$13.86	$14.26
RSUs, including performance-based and market-based RSUs, outstanding	2,083,075	1,822,727
Common shares outstanding	46,580,838	46,596,513

The number of shares available for future issuance shown in this table does not include the Net-Settled Shares available under the 2009 Plan (as described above).

For more information on the Company’s outstanding awards and past grant practices under the 2009 Plan (referred to below as the Company’s “overhang” and “burn rate,” respectively), please see “Specific Benefits under the 2017 Equity Incentive Plan” below. The 2009 Plan is the Company’s only equity compensation plan (other than the proposed 2017 Plan and the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”)) and all of the Company’s outstanding awards are under the 2009 Plan and the ESPP.

Summary Description of the 2017 Equity Incentive Plan

The principal terms of the 2017 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2017 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2017 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2017 Plan. Our Board of Directors has delegated general administrative authority for the 2017

Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2017 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2017 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2017 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2017 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2017 Plan; and

•	to construe and interpret the 2017 Plan, make rules for the administration of the 2017 Plan, and make all other determinations for the administration of the 2017 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Minimum Vesting Requirement. Except as described below, all awards granted under the 2017 Plan will be subject to a minimum vesting requirement of one year. Awards may, however, be granted under the 2017 Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of the Company’s common shares issued under such awards will not exceed 5% of the Share Limit described below. This minimum vesting requirement under the 2017 Plan does not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Eligibility. Persons eligible to receive awards under the 2017 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 3,600 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the five members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), are considered eligible under the 2017 Plan.

Aggregate Share Limit. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2017 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•	1,200,000 shares, plus

•

the number of shares available for additional award grant purposes under the 2009 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting (excluding the Net-Settled Shares under the 2009 Plan discussed above), plus

•

the number of any shares subject to stock options granted under the 2009 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

•

the number of any shares subject to RSU awards granted under the 2009 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested.

As of March 27, 2017, 1,629,640 shares were available for additional award grant purposes under the 2009 Plan (without giving effect to the Net-Settled Shares discussed above), 252,000 shares were subject to stock options then outstanding under the 2009 Plan, and1,822,727 shares were subject to RSU awards then outstanding under the 2009 Plan (assuming performance-based RSUs vest based on the maximum level of performance). As noted above, no additional awards will be granted under the 2009 Plan if stockholders approve the 2017 Plan.

Additional Share Limits. The following other limits are also contained in the 2017 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,200,000 shares.

•

The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any one calendar year to any one individual is 1,000,000 shares (provided that the limit is 2,000,000 shares during the individual’s first calendar year of service with the Company and its subsidiaries).

•

The maximum number of shares subject to awards granted to a Non-Employee Director under the 2017 Plan during any one calendar year is 9,750 shares, except that this limit is 10,750 shares as to a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

•

The maximum number of shares subject to “Qualified Performance-Based Awards” under Section 5.2 of the 2017 Plan (as described in more detail below) granted during any one calendar year to any one individual where the value of the award is expressed as a number or range of shares (including Qualified-Performance Based Awards in the form of restricted stock, performance stock or stock unit awards) or where the award is payable in cash upon or following vesting of the award in an amount determined with reference to the fair market value of a share at such time is 1,000,000 shares (provided that the limit is 2,000,000 shares during the individual’s first calendar year of service with the Company and its subsidiaries).

•

The maximum amount that may be paid to any one participant in respect of all “Qualified Performance-Based Awards” under Section 5.2 of the 2017 Plan granted to that participant in any one calendar year where the potential payment is a stated cash amount or range of stated cash amounts is $5,000,000 (regardless of whether the payment is ultimately made in cash or in a number of shares determined based on the fair market value of a share upon or following the vesting of the award).

Share-Limit Counting Rules. The Share Limit of the 2017 Plan is subject to the following rules:

•

Except as expressly provided below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2017 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2017 Plan.

•

To the extent that shares are delivered pursuant to the exercise of a stock option or stock appreciation right granted under the 2017 Plan, the number of shares as to which the portion of the stock option or stock appreciation right is exercised shall be counted against the Share Limit. (For purposes of clarity, if a stock option or stock appreciation right relates to 100,000 shares and is exercised at a time when the net number of shares due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any tax withholding obligations arising in connection with such exercise), 100,000 shares shall be charged against the Share Limit with respect to such award.)

•

Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2017 Plan or the 2009 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award granted under the 2017 Plan or the 2009 Plan, will not be available for subsequent awards under the 2017 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2017 Plan.

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the 2017 Plan other than the aggregate Share Limit.

In addition, the 2017 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 Plan. The Company may not increase the applicable share limits of the 2017 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2017 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2017 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2017 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2017 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2017 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Subject to the minimum vesting requirement described above, any awards under the 2017 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Qualified Performance-Based Awards. Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based” under Section 162(m), however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Administrator may grant awards under the 2017 Plan that are intended to be performance-based awards within the meaning of Section 162(m). Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m). In addition, other types of awards authorized under the 2017 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”). While the Administrator may grant awards under the 2017 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The vesting or payment of Qualified Performance-Based Awards will depend on the performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria that the Administrator may use for this purpose will include one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, market share, or any combination thereof. These performance criteria may be measured on an absolute or relative basis (including relative to the performance of other companies) and may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to exclude the effects of certain unusual or nonrecurring items identified in the 2017 Plan documents or otherwise specified by the Administrator at the time of establishing the goals.

Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Additional Share Limits” above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2017 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2017 Plan that is subject to vesting requirements, no dividend equivalent payment will be made unless the related vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the applicable vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2017 Plan will not automatically become fully vested pursuant to the provisions of the 2017 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2017 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2017 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the named executive officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change of Control” below in this Proxy Statement.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2017 Plan, awards under the 2017 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2017 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2009 Plan if stockholders approve the 2017 Plan, the 2017 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2017 Plan. The Board of Directors may amend or terminate the 2017 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2017 Plan will terminate on April 10, 2027. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2017 Plan

The U.S. federal income tax consequences of the 2017 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2017 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2017 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2017 Plan. The Company is not currently considering any other specific award grants under the 2017 Plan, other than the annual grants of RSUs to our Non-Employee Directors described in the following paragraph. If the 2017 Plan had been in existence in fiscal 2016, the Company expects that its award grants for fiscal 2016 would not have been substantially different from those actually made in that year under the 2009 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2016, see the material under the heading “Compensation Discussion and Analysis” and the related executive compensation tables below.

As described under “Director Compensation” above, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an annual award of 6,500 RSUs. Additionally, our current compensation policy provides that the Board chair receives an annual retainer of $30,000 paid in RSUs, with the number of shares to be determined by dividing $30,000 by the closing price of our common stock on the grant date (or the immediately preceding trading day if the grant date is not a trading day) as described under “Director Compensation” above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $47.09 (the closing price of our common stock on March 27, 2017), the number of RSUs that would be allocated to the Company’s Board chair each year pursuant to the annual grant formula is approximately 637 shares. Accordingly, the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2018 through 2027 (the ten years in the term of the 2017 Plan, assuming the plan is approved) based on that assumed stock price is 331,370 shares (which is the annual award of 6,500 RSUs for each of our five Non-Employee Directors plus the 637 shares for the annual Board chair grant, multiplied by the ten years in the term of the 2017 Plan). This calculation also assumes that there are no new eligible directors, there continue to be five eligible directors seated and there are no changes to the awards granted under the director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2017 Plan. The 2009 Plan is the Company’s only equity compensation plan (other than the ESPP). The ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the ESPP is included under the heading “Equity Compensation Plan Information” below. The discussion that follows in this “Specific Benefits” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the ESPP.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding RSU awards granted under the 2009 Plan, that were subject to outstanding stock options granted under the 2009 Plan, and that were then available for new award grants under the 2009 Plan as of December 31, 2016 and as of March 27, 2017. (In this 2017 Plan proposal, the number of shares of the Company’s common stock subject to RSU awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards, with awards subject to performance-based vesting requirements presented based on the maximum level of performance.)

	December 31, 2016	March 27, 2017
Number of shares available for future issuance	1,660,761	1,629,640
Stock options outstanding	316,000	252,000
Weighted average remaining contractual term (years) of stock options outstanding	1.46	1.41
Weighted average exercise price of stock options outstanding	$13.86	$14.26
RSUs, including performance-based and market-based RSUs, outstanding	2,083,075	1,822,727
Common shares outstanding	46,580,838	46,596,513

The number of shares available for future issuance shown in this table does not include the Net-Settled Shares available under the 2009 Plan (as discussed in the introduction to this 2016 Plan Proposal).

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years are included in the table below.

The number of shares subject to annual grants of equity awards is commonly expressed as percentage of total shares outstanding and referred to as the “burn rate.” Burn rate is a measure of dilution reflecting how rapidly a company is depleting its shares reserved for equity compensation plans. Burn rate differs from annual dilution because it does not consider cancellations and forfeitures. We have calculated the burn rate under our 2009 Plan for each the years ended December 31, 2016, 2015, and 2014 as follows:

Time Period	Time-based RSUs Granted	Performance/ Market-based RSUs Vested	Performance/ Market-based Options Vested	Multiplier	Full Value Shares Granted / Vested	Weighted Average Common Stock Outstanding	Burn rate
Fiscal 2016	538,845	225,570	3,885	2.50	1,914,923	46,900,158	4.08%
Fiscal 2015	517,036	286,877	—	2.50	2,009,783	47,216,572	4.26%
Fiscal 2014	529,033	402,693	—	2.50	2,329,315	46,865,208	4.97%

Full Value Shares Granted/Vested equals time-based awards RSUs granted during the applicable fiscal year and performance-based and market-based RSUs that vested during that fiscal year multiplied by a multiplier of 2.5 and added to performance-based and market-based stock options that vested during that fiscal year. The multiplier was determined based on the burn rate policies of Institutional Shareholder Services.

The table above does not take into account awards that are cancelled or forfeited during the fiscal year. Our annual dilution for fiscal 2016 was 2.3%, measured as the number of shares subject to equity awards granted in a given year, less cancellations and forfeitures, divided by common shares outstanding at the end of the year.

The Compensation Committee anticipates that the 1,200,000 additional shares requested for the 2017 Plan, together with the shares available for new award grants under the 2009 Plan on the Annual Meeting date (excluding the Net-Settled Shares as discussed above), and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards will provide the Company with flexibility to continue to grant equity awards under the 2017 Plan through approximately the end of 2019 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of March 27, 2017 was $47.09 per share.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains two equity compensation plans: the 2009 Plan and the ESPP. Both plans were approved by the Company’s stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2017 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining authorized and available for future award grants as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	2,399,075	(1)	$13.86	(2)	2,847,091	(3)(4)(5)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,399,075		$13.86		2,847,091

(1)	Includes 316,000 shares subject to options and 2,083,075 subject to RSUs outstanding under the 2009 Plan.
(2)	Calculated without taking into account 2,083,075 RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	Available shares do not include 1,234,744 Net Settled Shares under the 2009 Plan (although those shares were included in the “Securities Authorized for Issuance Under Equity Compensation Plans” table included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016). We have not included the Net Settled Shares in the table above because, as discussed above, although the 2009 Plan provides that the Net-Settled Shares are available for award grant purposes under the 2009 Plan, the Company has historically not considered these Net-Settled Shares to be available for grant and has not made any of these Net-Settled Shares subject to any grants under the 2009 Plan. In approving the 2017 Plan, the Board of Directors determined that, subject to stockholder approval of the 2017 Plan, the Net-Settled Shares will not be available for new award grant purposes under the 2009 Plan or the 2017 Plan.
(4)	Available shares include 1,660,761 shares available under the 2009 Plan and 1,186,30 shares available under the ESPP, before giving effect to 153,123 shares purchased under the ESPP for the purchase period ended January 31, 2017.
(5)	The shares available for awards under the 2009 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2009 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards. If stockholders approve the 2017 Plan, no new awards will be granted under the 2009 Plan after the Annual Meeting.

Vote Required for Approval of the 2017 Equity Incentive Plan

The Board of Directors believes that the adoption of the 2017 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2017 Plan and thus have a personal interest in the approval of the 2017 Plan.

Approval of the 2017 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2016 and 2015, Deloitte provided various audit, audit related, and non-audit services as follows (in thousands):

	2016	2015
Audit fees(a)	$2,488	$1,788
Audit-related fees(b)	419	662
Tax fees(c) including:
Tax compliance	747	707
Tax consulting	575	745
All other fees(d)	2	2	(1)

Total	$4,231	$3,904

(1)	Accounting research tools
(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services and audit procedures related to our acquisitions.

(c)	Tax fees include:
•	Tax compliance consisting of fees billed for professional services for tax compliance, the preparation of original and amended tax returns and refund claims, and tax planning.
•	Tax consulting consists of tax advice and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of accounting research tools.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent registered public accounting firm, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d), above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 24, 2017 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2016 on page 51 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G, filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 24, 2017, there were 46,467,840 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 24, 2017 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
BlackRock, Inc.(2)	5,392,189	11.60%
55 East 52nd Street
New York NY 10055
Cadian Capital Management, LP(3)	2,777,233	5.98
535 Madison Avenue
36th Floor
New York NY 10022
The Vanguard Group, Inc.(4)	3,989,784	8.59
100 Vanguard Blvd.
Malvern PA 19355
Ameriprise Financial, Inc.(5)	2,612,488	5.62
145 Ameriprise Financial Center
Minneapolis MN 55474
Guy Gecht(6)	449,648	*
Gill Cogan(7)	120,194	*
Dan Maydan(8)	26,810	*
Thomas Georgens(9)	118,500	*
Richard Kashnow(10)	53,500	*
Eric Brown(11)	28,000	*
Marc Olin(12)	80,944	*

All current executive officers and directors as a group (7 persons) (13)	877,596	1.88%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 24, 2017. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,467,840 shares outstanding on April 24, 2017, adjusted as required by rules promulgated by the SEC.
(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on January 12, 2017, by BlackRock, Inc reporting securities deemed to be beneficially owned as of December 31, 2016. BlackRock, Inc. has sole voting power as to 5,289,562 shares of common stock and sole dispositive power over 5,392,189 shares of common stock and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC.
(3)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2017, by Cadian Capital Management, LP (“Cadian”) reporting securities deemed to be beneficially owned as of December 31, 2016. Cadian has voting and dispositive power as to 2,777,233 shares of common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch.
(4)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 9, 2017, by The Vanguard Group, Inc. (“VGI”) reporting securities deemed to be beneficially owned as of December 31, 2016. VGI, as the parent company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) may be deemed to beneficially own the shares held by VFTC and VIA. VFTC is the beneficial owner as to 91,107 shares of common stock as a result of serving as investment manager of collective trust accounts and VIA is the beneficial owner as to 7,200 shares of common stock as a result of serving as investment manager of Australian investment offerings. According to the Schedule 13G, as amended, VGI has sole voting power over 93,289 shares of common stock to and sole dispositive power as to 3,893,659 shares of common stock. VGI has shared voting power over 5,018 shares of common stock and shared dispositive power as to 96,125 shares of common stock. VGI, together with VFTC and VIA, beneficially own 3,989,784 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 10, 2017 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) reporting securities deemed to be beneficially owned as of December 31, 2016. AFI and CMIA each has shared voting power as to 2,587,133 shares of common stock and shared dispositive power as to 2,612,488 shares of common stock. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported by CMIA. AFI, together with CMIA, beneficially owns 2,612,488 shares of common stock.
(6)	Includes 52,000 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(7)	Includes 75,000 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(8)	Mr. Maydan does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(9)	Includes 75,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(10)	Includes 50,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(11)	Mr. Brown does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.
(12)	Mr. Olin does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 17, 2017.
(13)	Includes an aggregate of 252,000 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 24, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, the Company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis in 2016.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of April 24, 2017:

Name	Age	Position
Guy Gecht	51	Chief Executive Officer
Marc Olin	52	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the NASDAQ Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Olin was appointed Chief Financial Officer of the Company in April 2015. Previously he served as Chief Operating Officer of the Company from January 2014 until April 2015. From January 2015 to April 2015, Mr. Olin served as our Interim Chief Financial Officer, and from September 2013 until January 15, 2014, Mr. Olin also served as our Interim Chief Financial Officer. Mr. Olin joined the Company in 2003 when the Company acquired Printcafe Software. From 2003 to the present, Mr. Olin served in various roles at the Company, including, from 2006 to 2014, as Senior Vice President and General Manager of EFI Productivity Software. Mr. Olin holds a B.S. in Graphic Communications Management and Applied Mathematics from Carnegie Mellon University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (also referred to below as the “executives”), who, for fiscal year 2016, were Guy Gecht, Chief Executive Officer and President, and Marc Olin, Chief Financial Officer.

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. Consequently, the Compensation Committee sets performance metrics for our incentive compensation programs that match our short-term and long-term operating frameworks and sets target performance levels that are challenging but achievable with good performance, and maximum performance levels that represent stretch goals.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program, and long-term incentive awards—that are designed to reward executives for performance and to promote retention among our executive team.

For 2016, we made significant changes in the mix of incentive compensation awards to our named executive officers to build stronger pay-for-performance alignment with our stockholders. This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2016. Highlights of the program include:

•

Our executive compensation program is designed to pay for performance—For 2016, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 87% of the target total direct compensation for Mr. Gecht and approximately 77% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “target total direct compensation” consists of the executive’s base salary, target annual incentive award (excluding the “accelerator” annual incentive award opportunity described below), and long-term incentive awards based on the grant date fair value of the award as determined in accordance with ASC 718. No increases were made to executives’ base salaries for 2016.

•

Our annual incentive program is based entirely on objective, financial criteria—Our executive annual incentive program is intended to encourage our named executive officers to focus on specific short-term financial goals that are important to our success, and which correlate to the long-term goals and strategy of the Company. The performance measures used to determine the payment of awards for 2016 were Company-wide revenue (as determined under generally accepted accounting principles, or “GAAP”) and non-GAAP operating income. These measures were chosen because of feedback from our conversations with stockholders and because they align with our annual operating plan and we believe they encourage our executives to make decisions that are in the best long-term interests of the Company and our stockholders. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy.

•

Our annual incentive program is denominated entirely in shares of our stock to further align interests of executives with those of shareholders—Awards under the 2016 annual incentive program consisted of two incentive opportunities: one for achieving targeted levels of performance (referred to as the “Target” incentive opportunity) and another for achieving above-target levels of performance (referred to as the “accelerator” incentive opportunity). Both of these opportunities were granted in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders and are subject to a cap on the maximum payout

•

Incentive compensation performance achievement was between threshold and target—Consistent with our pay for performance philosophy and illustrating the rigorous nature of the goals established for the annual incentive program, as described in more detail below, the Compensation Committee determined that the Company’s performance during 2016 was between the threshold and target levels for vesting of Target RSUs under the annual incentive program (although both our revenue and non-GAAP operating income levels increased in 2016 compared with 2015 levels). Accordingly, the Target RSUs vested as to 86% of the units subject to the awards (with 80% vesting of units linked to revenue performance and 92% vesting of the units linked to non-GAAP operating income performance), and no portion of the accelerator RSUs vested.

•

Two-thirds of 2016 long-term incentive awards were performance based—Two-thirds of the RSUs granted to our named executive officers in August 2016 under our long-term incentive program were subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were only subject to time-based vesting conditions (“time-based RSUs”), in each case based on the number of shares subject to each grant. The performance-based RSUs consisted of an award that generally vests based on our revenue growth over the three-year period (2017-2019) covered by the award (subject to a modifier based on our revenue growth over that period relative to a group of NASDAQ listed companies with market capitalizations similar to ours) and a second award that generally vests based on our non-GAAP EPS growth over the three-year period covered by the award (subject to a modifier based on our growth in cash from operating activities (referred to in this

Compensation Discussion and Analysis as “cash from operations”) over that period). These awards are intended to both provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. The time-based RSUs provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that executives always have significant value tied to delivering long-term stockholder value. We modified our approach for measuring company performance under our long term incentive awards in 2016 to reflect feedback from stockholders that they would like to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth.

•

Executives were granted a performance based incentive award based on cash flow—In February 2016, in response to input from stockholders and to align the interests of executives with the Company’s initiative focused on driving near-term cash flow through operational improvements while continuing to maintain revenue and operating income growth, the Company granted executives (along with other key employees) a relatively small incentive opportunity designed to bring immediate focus to the Company’s cash from operations. The award was in the form of performance-based RSUs that vest based on the Company’s cash from operations as a percentage of its non-GAAP net income in 2016. The Compensation Committee agreed with shareholder input that cash flow is an important measure of Company performance and as such should be integrated into the Company’s incentive program. Accordingly, as noted above, the cash from operations is metric is also included as a performance metric in the long-term incentives covering the 2017-2019 performance period.

•

The Company has no tax gross-up provisions in its agreements with its executive officers—The Committee believes that it is not in the best interests of shareholders to provide tax gross-up benefits to executives.

•

We have a clawback policy—The policy provides that the Company may recover performance-based compensation (whether paid as cash or equity) paid to executive officers in connection with a restatement of the Company’s financial results.

•

We maintain executive stock ownership guidelines—To further align the interests of our executives and our stockholders, in February 2017, our Board of Directors adopted revised stock ownership guidelines applicable to all executives of the Company. The newly adopted guidelines provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. As of April 24, 2017, each of our executive officers had satisfied the applicable stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

•

Our executives are subject to stock holding periods—In February 2017, our Board of Directors adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership guidelines described above.

Performance Overview

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2016, the Company achieved record revenue, growing to approximately $992 million, which represented an increase of approximately $109 million or 12% growth over the prior year. As described below, revenue is one of the metrics used to measure the Company’s performance for purposes of the executives’ annual incentive program and performance-based long-term incentive awards.

To assist stockholders with assessing the Company’s executive compensation program, the following chart compares cumulative total returns based on an initial investment of $100 in our common stock to the NASDAQ Composite and the NASDAQ Computer Manufacturers Index. The stock price performance shown on the graph below is not indicative of future price performance and only reflects the Company’s relative stock price for the 63-month period ending on March 31, 2017. All values assume reinvestment of dividends and are calculated at the last day of the period.

Compensation Objectives and Philosophy

The Company’s executive compensation programs are designed to achieve the following key objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Align compensation with the Company’s corporate strategies, business and financial objectives, and the long-term interests of the Company’s stockholders;

•	Incentivize executives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Help ensure that the total compensation is fair, reasonable and competitive.

Role of the Compensation Committee of the Board of Directors

The Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies, and programs of the Company. This includes periodically reviewing and approving the Company’s named executive officers’ annual base salaries, annual incentive awards, long-term incentive awards, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers. In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general practices, benchmark data, and marketplace developments.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources, and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Executive Management provides recommendations and information to the Compensation Committee to consider, analyze, and review in connection with compensation proposals for the named executive officers. Executive Management does not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in May 2016, approximately 78% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Although the Company would like to see a greater level of support for its executive compensation program, the Company believes that stockholders generally approve of the program, and in recent years, the Company has adopted a number of features (such as granting its executives’ annual incentive opportunities entirely in the form of equity awards, strengthening its executive stock ownership guidelines, implementing a holding period requirement for executives and adopting a clawback policy) that it believes have improved the program and are generally favored by stockholders.

During 2016, the Company met with the two principal proxy advisory firms and discussed its compensation program directly with a number of stockholders. Based on the feedback provided, the Company changed its long-term incentive metrics to differentiate from those used under the annual incentive program and include additional criteria considered important by the Company and stockholders. The annual incentive program retains revenue and non-GAAP operating income as metrics while the long-term incentive awards now measure performance based on revenue growth over a three-year period and relative to a defined peer group, and growth in EPS and cash from operations. The Company believes using multiple metrics, including relative metrics, helps give a broader picture of the Company’s performance and reduces the risk of over-emphasizing any particular performance metric.

The Company values the views expressed by its stockholders, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to provide information, analyses, and advice regarding executive and director compensation. For 2016, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 58 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials, and recommend potential changes. Mercer invoiced the Company for approximately $149,500 in fees in connection with the Compensation Committee’s determination of a variety of components of executive and board of director compensation during fiscal year 2016. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy, and human resources consulting services. In 2016, other Mercer business segments received approximately $75,000 in fees for insurance brokerage services. The decision to engage Mercer to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. The Compensation Committee has reviewed the other services provided by Mercer and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf).

Review of External Compensation Data

The Compensation Committee does not set compensation levels at any specific level or percentile against the peer group (i.e., the Compensation Committee does not “benchmark” compensation at any particular levels relative to these companies). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market, and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has used a peer group of companies each year to provide a basis of comparison for the Company’s executive compensation programs. The peer group is determined based generally on the following criteria:

•	U.S. publicly traded companies;

•	Companies of comparable size with revenue within a range of approximately one-half to two times the Company’s revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Electronic Equipment and Instruments, and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

Our 2016 peer group consisted of the following companies:

3D Systems Corporation	Fortinet, Inc.
Analogic Corporation	Infinera Corporation
Cirrus Logic, Inc.	Netgear, Inc.
Commvault Systems, Inc.	Netsuite Inc.
Cray Inc.	Plantronics, Inc.
Extreme Networks, Inc.	QLogic Corporation
F5 Networks, Inc.	Synaptics Incorporated
Finisar Corporation

We periodically review our peer group to ensure that companies continue to be size and business appropriate for compensation comparison purposes. With assistance from Mercer, we revised our peer group for 2016. Two companies (Aruba Networks and Emulex) were removed because they were acquired by other companies, and three companies (Zebra Technologies, Silicon Graphics International and Quantum) were no longer considered to be of comparable size with the Company. In order to ensure the peer group included an appropriate number of companies, we added five companies that we believe are reasonable comparators from a size and business characteristic standpoint. These five new peer companies are Cray Inc., Extreme Networks, Inc., Infinera Corporation, Netsuite Inc., and Plantronics, Inc. The resulting peer group includes companies from relevant technology subsectors with revenue that approximates one-half to two times our revenue that generally share other relevant characteristics such as similarity in business models, multiple product categories and divisions, and a global operations.

Executive Compensation Elements

For the 2016 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) annual incentive award; and (3) long-term incentive awards.

In determining each element of executive compensation, the Compensation Committee considers a number of factors, such as the executive’s employment experience, individual performance during the year, potential to enhance long-term stockholder value, compensation history and prior equity awards. In addition, the Compensation Committee considers the Company’s performance, competitive executive compensation practices, and current compensation levels and types within the peer group. Since there are no fixed policies regarding the amount and allocation for each element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment. However, the amounts paid out under our incentive-based programs are determined based on the Company’s achievement of quantitative performance goals as discussed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of an individual’s entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a fixed, annual base salary. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, and performance. In addition, the Compensation Committee considers Company performance and salary levels within our peer group. There are no formulaic increases. Instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In February 2016, the Compensation Committee reviewed the base salary levels for Messrs. Gecht and Olin. Mr. Gecht recommended, and the Compensation Committee approved, that the base salary for each named executive officer for 2016 would remain at the same levels as 2015. Accordingly, Mr. Gecht’s base salary remained at $620,000 (the same level as his salary has been each year since 2011), and Mr. Olin’s base salary remained at $310,000 (the level established in January 2014 upon his appointment to a named executive officer position). The Compensation Committee considered the base salary levels for each of the named executive officers to be appropriate in light of each executive’s experience and responsibilities.

Annual Incentive Awards

2016 Annual Incentive Program

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance, and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals that link executive compensation to the Company’s financial performance. The executive annual incentive program allows named executive officers to receive incentive compensation if specified corporate performance measures are achieved. Payments under the annual incentive program are generally contingent upon the executive’s continued employment through the vesting date, subject to the terms of his employment agreement, and are determined by the Compensation Committee based on performance against the pre-established goals. The Compensation Committee believes that the annual incentive program provides an incentive that motivates and rewards executives to achieve specific financial objectives.

The target annual incentive award for each named executive officer is calculated as a percentage of his base salary. The Compensation Committee sets these individual targets in its judgment based on its review of the executive’s total compensation package, compensation levels at the peer group companies, and its assessment of the executive’s past and expected future contributions.

In February 2016, the Compensation Committee approved the 2016 annual incentive program (the “2016 Program”) for the named executive officers and established their target annual incentive awards under the program as set forth below. These target incentive compensation amounts remained unchanged from the prior fiscal year.

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	105%
Marc Olin	70%

In executing the program, the Compensation Committee approved grants of performance-based RSU awards in February 2016 to each of the named executive officers (referred to in this discussion as “Target RSUs”). Fifty percent of each executive’s Target RSU award was eligible to vest based on the Company’s non-GAAP operating income for 2016 relative to the performance target established by the Compensation Committee, and the remaining fifty percent of the award was eligible to vest based on the Company’s revenue (as determined in accordance with GAAP) relative to the performance target. However, in each case, the vesting of the Target RSU awards was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income for 2016 determined by the Compensation Committee. The purpose of this non-GAAP operating income threshold was to ensure sufficient profitability before providing for payouts based on revenue. The Target RSU awards do not have an upside incentive opportunity and the maximum payout is capped at target.

To incentivize and reward executives for an above-target performance results, each named executive officer, in addition to the Target RSU awards described above, each named executive officer was provided with an opportunity to receive an “accelerator” annual incentive award if both the Company’s revenue and non-GAAP operating income for 2016 exceeded the performance targets established by the Compensation Committee for the Target RSU awards. The accelerator annual incentive awards were also granted in February 2016 in the form of RSUs (referred to in this discussion as “accelerator RSUs”) payable in shares of the Company’s common stock if the applicable performance goals were achieved. As with the Target RSUs, vesting of the accelerator RSUs was based 50% on the Company’s non-GAAP operating income for 2016 and 50% on the Company’s revenue (as determined in accordance with GAAP) for 2016.

For each named executive officer’s Target RSU awards, the number of RSUs subject to the award was determined by dividing the executive’s target annual incentive amount (the target annual incentive percentage as set forth in the table above multiplied by the executive’s annual base salary) by the Company’s closing stock price on February 8, 2016. The number of RSUs subject to each named executive’s officer’s accelerator RSU award was also determined by dividing the executive’s target annual incentive amount by the Company’s closing stock price on February 8, 2016. Accordingly, the executive could vest in the number of Target RSUs (determined based on 100% of his target annual incentive) for achievement of the targeted levels of performance, and up to two times that amount (taking both the Target RSUs and accelerator RSUs into account) for performance at the maximum levels. The maximum number of RSUs that may vest under each Target RSU award and under each accelerator RSU award is 100% of the units subject to the award.

In structuring the Target and the accelerator components of the 2016 Program as awards of RSUs, the Compensation Committee intended to provide a further link between our executives’ incentive compensation and the value created for our stockholders. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the 2016 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of the certain expenses and gains, in each case consistent with the determination of non-GAAP operating income in our financial reporting. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Compensation Committee believes that these adjustments to operating income are appropriate for purposes of our incentive programs and produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the awards under the 2016 Program were based on the Company’s operating plan, which was approved by the Board of Directors. For each metric, the 2016 threshold performance level for the Target RSUs is significantly greater than the Company’s actual performance level in 2015 as determined for purposes of our 2015 annual incentive program, and the target performance level for the Target RSUs (which is also the threshold performance level for the accelerator RSUs) is significantly higher than these 2015 performance levels.

The threshold and target performance levels for each of the Target RSUs and the accelerator RSUs under the 2016 Program are set forth in the table below.

		Base Program		Accelerator
Metrics	Weighting	Threshold	Target	Target	Maximum
Revenue (in millions)	50%	$940	$1,000	$1,000	$1,050
(% of program component earned)	—	0%	100%	0%	100%
Non-GAAP operating income (in millions)	50%	$135	$157	$157	$170
(% of program component earned)	—	0%	100%	0%	100%

With respect to the Target RSUs the minimum threshold for non-GAAP operating income for 2016 established by the Compensation Committee was $135 million. None of the RSUs granted under the 2016 Program would vest if this minimum threshold for non-GAAP operating income was not achieved, and none of the RSUs that were tied to revenue would vest if the minimum threshold for revenue set forth above was not achieved. If the minimum threshold level for non-GAAP operating income was achieved, the Target RSUs related to non-GAAP income would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the “Threshold” level for non-GAAP operating income in the table above and with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “Target” level for non-GAAP operating income in the table above were met or exceeded. If the minimum threshold level for both non-GAAP operating income and revenue was achieved, the Target RSUs related to revenue would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the “Threshold” level for revenue in the table above and with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “Target” level for revenue in the table above were met or exceeded. With respect to the accelerator RSUs, no portion of the award would vest unless the Company met or exceeded the “Target” levels for both revenue and non-GAAP operating income set forth above. If both of these “Target” levels were exceeded, between 0% and 100% of the accelerator RSUs allocated to each performance metric would vest, with the portion of the accelerator RSUs allocated to a performance metric that vest being interpolated pro-rata on a straight-line basis between 0% for achievement of the “Target” level and 100% for achievement of the “Maximum” level.

In determining whether performance targets have been achieved, the Company’s performance results were adjusted as follows: (a) bookings achieved in 2016 and revenue deferred from 2016 into a subsequent reporting period were included in the calculation; and (b) revenue and non-GAAP operating income from each acquisition completed during 2016 was also included in the calculation to the extent that such revenue and non-GAAP operating income were generated through Company sales channels existing prior to the completion of each such acquisition. The Compensation Committee believed these adjustments were appropriate to more accurately reflect the Company’s performance during the fiscal year. In February 2017, the Compensation Committee reviewed the Company’s total 2016 fiscal year revenue and non-GAAP operating income and determined that although the Company had achieved record GAAP revenue for 2016, the Company’s performance achievement was between the Threshold and Target performance levels for both measures for the Target RSU awards as identified in the above table. For purposes of the 2016 Program, the Company’s 2016 revenue was $988 million (as compared to approximately $992 million as determined under GAAP) and the Company’s non-GAAP operating income was $155 million (as compared to non-GAAP operating income of approximately $148 million as reflected in the Company’s financial reporting), with such operating income determined in each case based on the adjustments to GAAP operating income provided in the Unaudited Non-GAAP Financial Information section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Accordingly, the Compensation Committee determined that approximately 86% of the Target RSUs granted to each of Messrs. Gecht and Olin under the 2016 Program (approximately 80% as to the revenue component of these awards and approximately 92% as to the non-GAAP operating income component of the awards) had vested and that no portion of the accelerator RSUs granted under the program had vested.

2016 Cash From Operations Performance Award

In February 2016, as part of its determination of annual awards and in response to feedback from stockholders the Compensation Committee approved relatively smaller grants of performance-based RSU awards to Messrs. Gecht and Olin. The Compensation Committee’s intent in granting the award was to align the interests of the executives with a broader Company initiative focused on driving near-term cash flow through operational improvements, while simultaneously driving Company revenue and operating income growth. These awards were eligible to vest based on the Company’s cash from operations for 2016 as a percentage of the Company’s non-GAAP net income for the year. For these purposes, “non-GAAP net income” means net income as determined in accordance with GAAP subject to the same non-GAAP adjustments identified above for non-GAAP operating income. The threshold and target levels, and the payout percentages, are set forth below. If the Company achieves performance between the levels set forth below, the total percentage earned shall be interpolated pro-rata on a straight-line basis between the two closest performance levels. The Company must achieve the threshold cash from operations percentage of non-GAAP net income goal for any portion of the award to vest. In no event will the award vest as to more than 100% of the RSUs subject to the award.

Performance Level	Cash From Operations Percentage of Non- GAAP Net Income	Vesting Percentage
Threshold	66%	0%
Target or Above	66% to 90%	100%

In February 2017, the Compensation Committee determined that the Company’s cash from operations as a percentage of non-GAAP net income for 2016 was 97%, and accordingly, 100% of the units subject to the award vested.

In keeping with the Company’s initiative focused on driving near-term cash flow through operational improvements, the Compensation Committee continued to emphasize the importance of cash from operations by including it as a performance measure under the long-term incentive awards granted to executives and other key employees in August 2016 that cover the 2017-2019 performance period. The Compensation Committee also determined in February 2017 that cash from operations growth as a percentage of non-GAAP net income would serve as one of the metrics for the 2017 annual incentive program.

Long-Term Incentive Awards

The Company believes that equity ownership is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained creation of stockholder value. For 2016, as in prior years, approximately two-thirds of each named executive officer’s annual long-term incentive award is in the form of performance-based RSUs that vest based upon the Company’s achievement of pre-established financial goals. We believe these performance-based RSUs create additional incentives for executives to achieve goals considered important to the Company’s long-term growth and success. In order to provide an incentive for continued employment, the vesting of performance-based RSUs is generally subject to the executive’s continued employment through the time the applicable performance goals are achieved. Time-based RSUs, which vest based on continued employment (typically over a three-year vesting schedule), are included in the equity award mix to provide an enhanced retention incentive since these awards are not subject to the risks of performance-based vesting conditions.

The Compensation Committee determines the value of each executive’s equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term incentive awards, peer company long-term incentive awards and total direct compensation data provided by Mercer, the number of shares remaining under the Company’s equity incentive plan, the dilutive impact of equity award grants, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation. The number of shares subject to each equity-based award granted to the executive officers in 2016 is reported in the Grants of Plan-Based Awards Table below.

2016 Long-Term Incentive Awards

Our incentive metrics reflect our shareholders’ interests: Through our dialogue with shareholders and our analysis of company and market performance, we have refined our incentive plan measures to more precisely capture the balance of financial metrics that align with our strategic growth strategy – increasing revenue at a pace that exceeds that of our peers, and maximizing EPS while maintaining a focus on cash flow growth.

In August 2016, the Compensation Committee approved a long-term incentive grant of performance-based covering a three-year performance period (2017-2019) to each of our named executive officers. In addition, the Compensation Committee approved a time-based award to each of our named executive officers.

Based on our dialogue with shareholders and shareholder advisor groups, we refined our long-term incentive plan measures to more precisely capture the balance of financial metrics that align with our strategic growth strategy and complement the outcomes rewarded through the annual incentive program. As such, we adjusted the metrics in our long-term incentive plan to motivate and reward our executives to focus on the following objectives;

•	Strong absolute and relative revenue growth—increase revenue at a pace that aligns with our operating plan while exceeding that of broad industry averages

•	Strong earnings and cash flow growth—maximize EPS while simultaneously increasing cash flow

The performance-based RSUs comprise two-thirds of the total number of RSUs subject to the 2016 long-term incentive award. Consistent with the first objective above, sixty percent of the performance-based portion of the award vest based on the Company’s achievement of revenue growth targets over a three year period and also based on the Company’s revenue growth over that period relative to a group of NASDAQ listed companies with market capitalization between $500 million and $5 billion (the “Revenue Growth Performance RSUs”). Consistent with the second objective above, the remaining forty percent of the performance-based RSUs vest based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth targets (the “EPS Growth Performance RSUs”). For each performance-based RSU, the Company must achieve a threshold performance level for any portion of the award to vest.

Revenue Growth Performance RSUs.     For the Revenue Growth Performance RSUs, the awards vest in three equal annual installments based on the Company’s revenue growth measured on both an absolute and relative basis over three performance periods—the first consisting of 2017, the second consisting of 2017 and 2018, and the third consisting of 2017, 2018, and 2019. The vesting percentage for each annual tranche is determined as follows:

For each performance period, a vesting percentage is determined based on the Company’s revenue growth for that period against targets established by the Compensation Committee. The Compensation Committee set the performance goals at levels that it believed would be challenging but attainable if the Company performed at a high level. The target level of revenue growth for each year during the performance period is set higher than the median revenue growth level for 2016 for the NASDAQ companies within the market cap range identified below. The threshold, target, and overachievement payout percentages are set forth below. If the Company achieves performance between the levels set forth below, the total percentage earned shall be interpolated pro-rata on a straight-line basis between the two closest performance levels. The Company must achieve the threshold revenue growth goal for a particular performance period for any of the Revenue Growth Performance RSUs related to that performance period to vest.

Revenue Growth Level Achieved for Applicable Performance Period	Vesting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on a comparison of the Company’s revenue growth for each year in the applicable performance period over the prior calendar year (specifically, 2017 revenue growth increase when compared to 2016 revenue growth, 2018 revenue growth increase as compared to 2017 revenue growth, and 2019 revenue growth increase as compared to 2018 revenue growth for the first, second and third tranches, respectively) as compared to the median growth over the prior calendar year for the companies listed in the NASDAQ composite index with a market cap between $500 million and $5 billion at the end of the relevant measurement period as set forth in the table below.

Relative Revenue Growth Level Achieved for Applicable Performance Period	NASDAQ Revenue Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

However, if the Company achieves the revenue growth threshold for the applicable performance period, the application of the NASDAQ revenue growth modifier may not reduce the vesting percentage for that period below 50%. Similarly, in no event may the vesting percentage for a performance period be greater than 150% (by application of the NASDAQ revenue growth modifier or otherwise). If the Company’s revenue growth relative to the median for the NASDAQ group is between the levels set forth above, the multiplier shall be interpolated pro-rata on a straight-line basis between the two closest performance levels.

EPS Growth Performance RSUs.     For the EPS Growth Performance RSUs, the awards vest in three equal annual installments based on the Company’s EPS and cash from operations over each of the three calendar years 2017, 2018, and 2019. The vesting percentage for each annual tranche is determined as follows:

For each performance year, a vesting percentage is determined based on the Company’s growth in non-GAAP EPS for that year over its non-GAAP EPS for the prior year. Non-GAAP EPS is subject to the same adjustments described above for non-GAAP operating income. The Compensation Committee set the performance goals at levels that it believed would be challenging but attainable if the Company performed at a high level. The threshold, target, and overachievement payout percentages are set forth below. If the Company achieves performance between the levels set forth below, the total percentage earned shall be interpolated pro-rata on a straight-line basis between the two closest performance levels. The Company must achieve the threshold EPS growth goal for a particular performance period for any of the EPS Growth Performance RSUs related to that performance period to vest.

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Vesting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on the rate of growth of the Company’s cash from operations over the prior fiscal year compared with the rate of growth of its non-GAAP operating income (as defined above) over the prior fiscal year. The threshold, target, and overachievement payout percentages are set forth in the table below.

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Cash from Operations Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

However, if the Company achieves the EPS growth threshold for the applicable performance year, the application of the cash from operations growth modifier may not reduce the vesting percentage for that year below 50%. Similarly, in no event may the vesting percentage for a performance year be greater than 150% (by application of the cash from operations growth modifier or otherwise). If the Company’s cash from operations growth relative to its non-GAAP operating income growth is between the levels set forth above, the multiplier shall be interpolated pro-rata on a straight-line basis between the two closest performance levels.

Forfeiture of the First Tranche of 2015 Performance Awards

As described in the Company’s 2016 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in September 2015 that would vest based on the Company’s achievement of revenue with at least 5% organic growth as compared to the preceding four-quarter period and at least 15% non-GAAP operating margin during such four-quarter period (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2016 proxy statement), and as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY17
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.2 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY18

In February 2017, the Compensation Committee determined that the performance goals for the first tranche of the award had not been achieved. Accordingly, the first tranche of both Mr. Gecht’s award (consisting of 26,420 units) and Mr. Olin’s award (consisting of 4,529) was deemed forfeited as of the last day of the performance period.

Vesting of 2014 Performance Awards

As described in the Company’s 2015 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in August 2014 that vested based on the Company’s achievement of specified levels of revenue and non-GAAP operating income (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2015 proxy statement) as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $880 million and (ii) non-GAAP operating income of at least $123 million	By end of fourth quarter of FY15
One-third	For any period of four fiscal quarters: (i) revenue of at least $1 billion and (ii) non-GAAP operating income of at least $145 million	By end of fourth quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.1 billion and (ii) non-GAAP operating income of at least $160 million	By end of fourth quarter of FY17

In February 2016, the Compensation Committee determined that, for the period from the first quarter of fiscal 2015 through the fourth quarter of fiscal 2015, the Company’s revenue was $883 million and the Company’s non-GAAP operating income was $128 million. Accordingly, the units subject to the first tranche of each of these awards (15,128 units for Mr. Gecht; 3,883 units for Mr. Olin) vested upon the Compensation Committee’s determination.

In February 2017, the Compensation Committee determined that, for the period from the first quarter of fiscal 2016 through the fourth quarter of fiscal 2016, the Company’s revenue was $1.003 billion and the Company’s non-GAAP operating income was $156 million. Accordingly, the units subject to the second tranche of each of these awards (15,127 units for Mr. Gecht; 3,883 units for Mr. Olin) vested upon the Compensation Committee’s determination.

Forfeiture of 2014 Performance Awards

As described in the Company’s 2015 proxy statement, the Company granted performance-based RSU awards to Mr. Olin in January 2014 and to Mr. Gecht in August 2014 that would vest only if the Company achieved at least $1 billion in revenue and $2.50 in non-GAAP EPS over any four consecutive quarters on or before December 31, 2016. In February 2017, the Compensation Committee determined that the performance goals for the first tranche of the award had not been achieved. Accordingly, both Mr. Gecht’s award (consisting of 22,691 units) and Mr. Olin’s award (consisting of 12, 909 units) were deemed forfeited as of the last day of the performance period.

Vesting of 2013 Performance Awards

As described in the Company’s 2014 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in August 2013. The vesting of each of these awards is contingent on the Company’s achievement of specified levels of revenue and non-GAAP operating income (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2014 proxy statement) as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $747 million and (ii) non-GAAP operating income of at least $97 million	By end of third quarter of FY14
One-third	For any period of four fiscal quarters: (i) revenue of at least $802 million and (ii) non-GAAP operating income of at least $106 million	By end of second quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $842 million and (ii) non-GAAP operating income of at least $113 million	By end of second quarter of FY17

The first tranche of one-third of the RSUs subject to each of the awards granted to Messrs. Gecht and Olin vested in August 2014 and the second tranche vested in August 2015. In February 2016, the Compensation Committee determined that the Company’s revenue was $883 million and the Company’s non-GAAP operating income was $128 million. Accordingly, the units subject to the third tranche of each of these awards (29,600 units for Mr. Gecht; 5,250 units for Mr. Olin) vested upon the Compensation Committee’s determination.

Vesting of 2009 Performance-Based Option

As previously disclosed in the Company’s 2009 proxy statement, the Company granted Mr. Gecht a performance-based option during 2009 that would vest based on the Company’s annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the Company’s Annual ROE Percentage for its 2008 fiscal year, which was 7.1% (the “2008 ROE Percentage”) according to the following schedule (for these purposes, non-GAAP return on equity is defined as non-GAAP net income (as defined above) divided by stockholders’ equity):

Portion of Option That Vests	Amount by Which Annual ROE Percentage Exceeds 2008 Annual ROE Percentage
One-fifth	2	% or more
One-fifth	4	% or more
One-fifth	6	% or more
One-fifth	8	% or more
One-fifth	10	% or more

The first tranche of the option (representing 20% of the total grant) vested in February 2012. In February 2016, the Compensation Committee determined that the second tranche of the option (representing 20% of the total grant) vested based on the Company’s Annual ROE Percentage of 11.9% for the 2015 fiscal year. This option expired in August 2016, and the remaining three tranches of the option terminated on the expiration date.

Severance Arrangements

Each of the named executive officers currently employed by the Company is a party to an employment agreement with the Company that provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 56 through 57 of this Proxy Statement.

Other Elements of Compensation and Perquisites

We do not provide any material perquisites to our executive officers. Executives are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, our executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee retains discretion to approve compensation arrangements for executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In February 2017, the Board of Directors revised our Executive Stock Ownership Policy to apply to all of our executive officers (as opposed to only the Chief Executive Officer). Under the revised policy, the Chief Executive Officer should own Company shares having an aggregate value of at least five times his or her then-effective annual base salary, and each other executive officer should own Company shares having an aggregate value of at least two times his or her then-effective annual base salary. The executive should achieve this minimum share ownership position within three years of being appointed to an executive position. For these purposes, shares owned outright by the executive, as well as shares owned in trust for his or her benefit or by his or her family members and shares subject to outstanding restricted stock and RSU awards subject to time-based vesting requirements held by the executive, are considered to be owned by the executive. Unvested RSUs subject to performance-based vesting requirements and vested or unvested stock options are not taken into account in determining the executive’s beneficial ownership. Mr. Gecht’s and Mr. Olin’s current equity holdings each exceed their required ownership levels under the policy.

Stock Holding Period Requirements

In February 2017, our Board of Directors adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership requirements described above.

Clawback Policy

The Board of Directors has adopted a clawback policy that provides for the Company, in the discretion of the Board of Directors or as required by law or NASDAQ listing standards, to cancel or recover performance-based compensation, whether in the form of cash or equity-based awards, from its executive officers in the event the Company’s publicly-reported financial results are restated due to material noncompliance with any financial reporting requirement under applicable securities laws and such compensation was received during the last three complete fiscal years and would not have been paid under the restated financial results.

2017 Compensation Decisions

In February 2017, the Compensation Committee approved the 2017 annual incentive program (the “2017 Program”) for Messrs. Gecht and Olin. As under the 2016 Program, each executive is eligible to receive incentive compensation payable in shares of our common stock based upon the Company’s financial performance relative to targets established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based RSUs in February 2017 to each executive, with the target number of RSUs subject to each executive’s award determined by dividing the executive’s target annual incentive award amount by the closing price of the Company’s common stock on February 17, 2017. The maximum number of RSUs that may vest under each executive’s award is 200% of the executive’s target number of RSUs. We believe structuring the executives’ annual incentive awards as performance-based RSUs increases the alignment of the executives’ interests with those of stockholders since the ultimate value realized by the executive depends on both our operating financial performance and stock price performance over the course of the year.

The performance metrics under the 2017 Program for each named executive officer will be the Company’s revenue (weighted 40%), non-GAAP operating income (weighted 40%), and cash from operations as a percentage of non-GAAP net income (weighted 20%). The Compensation Committee established threshold, target, and overachievement levels for each metric, with 0% vesting at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% vesting at the applicable target level and 200% vesting at or above the applicable overachievement level. However, no portion of the named executive officer’s RSUs

(including the RSUs allocated to the revenue and cash from operations metrics) will vest if the Company does not achieve the minimum threshold for non-GAAP operating income.

In February 2017, the Compensation Committee reviewed the base pay and incentive opportunities for our named executive officers and determined that the target annual incentive award amount for Mr. Gecht would be increased to 130% of his base salary and the target annual incentive award amount for Mr. Olin would be increased to 80% of his base salary. The Compensation Committee determined that an increase in his bonus opportunity was appropriate in light of Mr. Gecht’s continued leadership of the Company leading to record revenue in 2016, the Company’s goals for 2017 and beyond, and the fact that Mr. Gecht’s base salary has not been adjusted since 2011. In February 2017, the Compensation Committee also approved an increase in Mr. Olin’s annual base salary from $310,000 (the level established in January 2014 upon his appointment to a named executive officer position) to $370,000. In April 2017, Mr. Olin requested that the increase in his base salary be suspended effective May 1, 2017 until such time as the Company achieves a fiscal quarter of year-over-year revenue growth and non-GAAP earnings per share income growth (in each case, as compared with the corresponding quarter of the preceding fiscal year). The Compensation Committee approved the request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2016

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2016, 2015, and 2014 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c )	Bonus (d)	Stock awards (e)(2)(3)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(4)	Total (j)
Guy Gecht, Chief Executive	2016	$620,000	$—	$7,017,209	$—	$—	$—	$5,300	$7,642,509
Officer	2015	620,000	—	5,959,188	—	—	—	5,200	6,584,388
	2014	620,000	—	5,999,416	—	266,114	—	5,200	6,890,730
Marc Olin, Chief Financial	2016	$310,000	$—	$1,555,927	$—	$—	$—	$5,300	$1,871,227
Officer	2015	310,000	—	2,212,146	—	—	—	2,583	2,524,729
	2014	311,553	—	2,263,741	—	88,705	—	2,350	2,666,349

(1)	The annual incentive program for our named executive officers includes a “Target” opportunity and an “accelerator” opportunity that is payable if the target performance levels are exceeded. As described in the Compensation Discussion and Analysis above, both opportunities were granted in the form of RSUs for 2016 and 2015. For 2014, the Target bonus opportunity was granted as RSUs, and while the accelerator component was originally structured as a cash opportunity, the executives requested and the Compensation Committee approved the payment of the accelerator component in common stock. The portion of each opportunity granted as RSUs is reported in the “Stock Awards” column for each applicable year as described in footnotes (2) and (3) below (excluding the accelerator component for 2014, which was originally granted as a cash incentive award and is reflected in the “Non-equity incentive plan compensation” column of the table above.
(2)	The amounts reported in the “Stock awards” column represent the aggregate grant date fair value, determined in accordance with ASC 718, of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts reported in the “Stock awards” column of the table above include the aggregate grant date fair value of performance-based and market-based awards granted to the named executive officers in each of these years calculated based on the probable outcome of the applicable performance conditions determined as of the grant date in accordance with ASC 718. For the 2016 RSU awards excluding the “Target” RSU awards, the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $4,752,271 and $5,567,281, respectively, for Mr. Gecht and $1,012,608 and $1,220,783, respectively for Mr. Olin. For the 2015 accelerator RSU awards, the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $162,694 and $325,387, respectively, for Mr. Gecht and $54,231 and $108,462, respectively for Mr. Olin. For the 2014 awards, the grant date fair value was determined assuming that the highest performance level would be achieved.
(4)	“All other compensation” consists of 401(k) employer matching contributions for each executive.

2016 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under incentive awards granted during the fiscal year ended December 31, 2016 to each of the Company’s named executive officers were as follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
2/26/2016(1)(3)	Performance-based RSUs	$—	$—	$—	$—	8,586	8,586	—	—	—	$338,846
2/26/2016(1)(4)	Performance-based RSUs	—	—	—	—	8,586	8,586	—	—	—	338,846
2/26/2016(1)(5)	Performance-based RSUs	—	—	—	—	8,586	8,586	—	—	—	169,423
2/26/2016(1)(6)	Performance-based RSUs	—	—	—	—	8,586	8,586	—	—	—	169,423
2/26/2016(7)	Performance-based RSUs	—	—	—	—	3,242	3,242	—	—	—	127,946
8/25/2016(8)	Performance-based RSUs	—	—	—	20,450	40,900	61,349	—	—	—	2,571,321
8/25/2016(9)	Performance-based RSUs	—	—	—	13,633	27,266	40,898	—	—	—	1,714,158
8/25/2016(10)	Time-based RSUs	—	—	—	—	—	—	34,083	—	—	1,587,245
Marc Olin
2/26/2016(1)(3)	Performance-based RSUs	—	—	—	—	2,862	2,862	—	—	—	112,949
2/26/2016(1)(4)	Performance-based RSUs	—	—	—	—	2,862	2,862	—	—	—	112,949
2/26/2016(1)(5)	Performance-based RSUs	—	—	—	—	2,862	2,862	—	—	—	56,474
2/26/2016(1)(6)	Performance-based RSUs	—	—	—	—	2,862	2,862	—	—	—	56,474
2/26/2016(7)	Performance-based RSUs	—	—	—	—	1,080	1,080	—	—	—	42,622
8/25/2016(8)	Performance-based RSUs	—	—	—	4,090	8,180	12,269	—	—	—	514,231
8/25/2016(9)	Performance-based RSUs	—	—	—	2,727	5,453	8,179	—	—	—	342,806
8/25/2016(10)	Time-based RSUs	—	—	—	—	—	—	6,816	—	—	317,421

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for awards granted in February 2016 represent amounts payable under our 2016 annual incentive program. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these Threshold and Target levels.
(2)	Grant Date Fair Value of Stock Awards represents the fair value of the applicable award based on, in the case of performance-based and market-based awards, the probable outcome of the performance conditions applicable to the award determined as of the grant date in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	These “Target” RSUs vest based on achievement of 2016 revenue targets with pro rata vesting between the threshold performance level of $940 million (0% vesting) and the target performance lewvel of $ 1.0 billion (100% vesting).
(4)	These “Target” RSUs vest based on achievement of 2016 non-GAAP operating income targets with pro rata vesting between the threshold performance level of $135 million (0% vesting) and the target performance level of $157 million (100% vesting). As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, in each case consistent with the determination of non-GAAP operating income in our financial reporting. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016.
(5)	These “accelerator” RSUs vest based on achievement of 2016 revenue targets with pro rata vesting between the threshold performance level of $1.0 billion (0% vesting) and the target performance level of $ 1.05 billion (100% vesting).
(6)	These “accelerator” RSUs vest based on achievement of 2016 non-GAAP operating income targets with pro rata vesting between the threshold performance level of $157 million (0% vesting) and the target performance level of $170 million (100% vesting).
(7)	These RSUs vest based on achievement of 2016 cash from operations targets as a percentage of non-GAAP net income with pro rata vesting between the threshold performance level of 66% (0% vesting) and the target performance level of 90% (100% vesting). As described in more detail in the Compensation Discussion and Analysis, “non-GAAP net income” is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP net income in our financial reporting. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016. “Cash from operations” is defined as cash flows from operating activities as reported in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016.
(8)	These RSUs will vest based on achievement of revenue growth targets during the three-year period comprised of our 2017, 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the NASDAQ composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 50% of the Target number of RSUs will vest at the Threshold level with pro rata vesting on a straight line basis up to the Target level and further vesting on a straight line basis up to the Maximum level shown in the table above.
(9)

These RSUs will vest based on achievement of non-GAAP earnings per share growth targets during the three-year period comprised of the Company’s 2017, 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 50% of the Target number of RSUs will vest at the Threshold level with pro rata vesting on a straight line basis up to the Target level and further vesting on a straight line basis up to the Maximum level shown in the table above. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP earnings per share” is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, and the tax effect of these adjustments, divided by the weighted average number of common shares and dilutive potential common shares outstanding during the period as more fully defined in Note 2—Earnings Per Share of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our Annual Reports on Form 10-K filed with the SEC for each applicable year. “Cash from operations” is defined as cash flows from operating activities as reported in our Annual Report on Form 10-K filed with the SEC for each applicable year.“Cash from operations” is defined as cash flows from operating activities as reported in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016.
(10)	These RSUs vest with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 2009 Plan. Awards granted under the 2009 Plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company and the Compensation Committee does not provide for the substitution, assumption, exchange, or other continuation of the outstanding awards, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table above and in the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Outstanding Equity Awards at 2016 Fiscal Year-End

Certain information with respect to unexercised options and unvested stock awards granted to named executive officers as of December 31, 2016 is as follows:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	8/20/2010	(2)	91,000	—	—	$11.40	8/20/2017	—	—	—	—
	8/15/2014	(3)	—	—	—	—	—	15,127	$663,470	15,127	$663,470
	8/15/2014	(1)	—	—	—	—	—	11,345	$497,592	—	—
	9/4/2015	(4)	—	—	—	—	—	—	—	26,420	$1,158,781
	9/4/2015	(1)	—	—	—	—	—	24,866	$1,090,623	—	—
	2/26/2016	(7)	—	—	—	—	—	6,866	$301,143	—	—
	2/26/2016	(8)	—	—	—	—	—	7,927	$347,678	—	—
	2/26/2016	(9)	—	—	—	—	—	3,242	$142,194	—	—
	8/25/2016	(10)	—	—	—	—	—	—	—	20,450	$896,937
	8/25/2016	(11)	—	—	—	—	—	—	—	13,633	$597,943
	8/25/2016	(1)	—	—	—	—	—	34,083	$1,494,880	—	—
Marc Olin	1/16/2014	(5)	—	—	—	—	—	—	—	2,581	$113,203
	1/16/2014	(1)	—	—	—	—	—	2,581	$113,203	—	—
	8/15/2014	(3)	—	—	—	—	—	3,882	$170,265	3,883	$170,308
	8/15/2014	(1)	—	—	—	—	—	1,941	$85,132	—	—
	4/23/2015	(6)	—	—	—	—	—	—	—	5,988	$262,634
	4/23/2015	(1)	—	—	—	—	—	3,992	$175,089	—	—
	9/4/2015	(4)	—	—	—	—	—	—	—	4,529	$198,642
	9/4/2015	(1)	—	—	—	—	—	4,262	$186,931	—	—
	2/26/2016	(7)	—	—	—	—	—	2,288	$100,352	—	—
	2/26/2016	(8)	—	—	—	—	—	2,642	$115,878	—	—
	2/26/2016	(9)	—	—	—	—	—	1,080	$47,369	—	—
	8/25/2016	(10)	—	—	—	—	—	—	—	4,090	$179,387
	8/25/2016	(11)	—	—	—	—	—	—	—	2,726	$119,562
	8/25/2016	(1)	—	—	—	—	—	6,816	$298,950	—	—

(1)	One-third of the RSUs vest on the first, second, and third anniversary of the date of grant.
(2)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(3)	The RSUs reported in columns (g) and (h) vest based on achievement of $1.0 billion in revenue and $145 million in non-GAAP operating income targets during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2016. The Compensation Committee certified on February 9, 2017 that these RSUs vested based on actual 2016 revenue of $1.003 billion and 2016 non-GAAP operating income of $156 million (calculated as described in more detail in the Compensation Discussion and Analysis). The RSUs reported in columns (i) and (j) will vest upon achievement of $1.1 billion in revenue and $160 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2017.
(4)	These RSUs vest based on achievement of $1.1 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2017. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.2 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2018. Vesting during any of the aforementioned four consecutive quarter periods is contingent on also achieving at least 5% revenue growth (excluding revenue related to acquisitions) compared to the preceding four consecutive quarters and at least 15% non-GAAP operating margin during the four consecutive quarters that the revenue goal is achieved.
(5)	These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $53.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $60.00.
(6)

These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $50.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $56.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $62.00.
(7)	These RSUs vest based on achievement of 2016 revenue targets with pro rata vesting between the threshold performance level of $940 million (0% vesting) and the target performance level of $ 1.0 billion (100% vesting). The Compensation Committee certified on February 9, 2017 that 80% of these RSUs vested on that date based on actual 2016 revenue of $ 988 million (calculated as described in more detail in the “Annual Incentive Program” section of the Compensation Discussion and Analysis).
(8)	These RSUs vest based on achievement of 2016 non-GAAP operating income targets with pro rata vesting between the threshold performance level of $135 million (0% vesting) and the target performance level of $157 million (100% vesting). The Compensation Committee certified on February 9, 2017 that 92% of these RSUs vested on that date based on actual 2016 non-GAAP operating income of $155 million (calculated as described in more detail in the “Annual Incentive Program” section of the Compensation Discussion and Analysis. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, in each case consistent with the determination of non-GAAP operating income in our financial reporting. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our annual report on Form 10-K filed with the SEC for the year ended December 31, 2016.
(9)	These RSUs vest based on achievement of 2016 cash from operations targets as a percentage of non-GAAP net income with pro rata vesting between the threshold performance level of 66% (0% vesting) and the target performance level of 90% (100% vesting). The Compensation Committee certified on February 9, 2017 that the actual 2016 cash from operations as percentage of non-GAAP net income was 97% (calculated as described in more detail in the “2016 Cash from Operations Performance Award” section of the Compensation Discussion and Analysis, resulting in 100% of the RSUs subject to the award vesting on that date. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP net income” is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP net income in our financial reporting. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our annual report on Form 10-K filed with the SEC for the year ended December 31, 2016. “Cash from operations” is defined as cash flows from operating activities as reported in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016.
(10)	These RSUs will vest based on achievement of revenue growth targets during the three-year period comprised of our 2017, 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the NASDAQ composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each performance period. In each case, 50% of the Target number of RSUs will vest at the Threshold level with pro rata vesting on a straight line basis up to the Target level and further vesting on a straight line basis up to the Maximum level shown in the table above.
(11)	These RSUs will vest based on achievement of non-GAAP earnings per share growth targets during the three-year period comprised of our 2017, 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our+ cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each performance period. In each case, 50% of the Target number of RSUs will vest at the Threshold level with pro rata vesting on a straight line basis up to the Target level and further vesting on a straight line basis up to the Maximum level shown in the table above. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP earnings per share” is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains, and the tax effect of these adjustments, divided by the weighted average number of common shares and dilutive potential common shares outstanding during the period as more fully defined in Note 2—Earnings Per Share of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016. These adjustments are specified in the Unaudited Non-GAAP Financial Information section of our Annual Reports on Form 10-K filed with the SEC for the applicable year.

Option Exercises and Stock Vested in 2016

Options exercised and restricted stock awards vested by the named executive officers during the year ended December 31, 2016 were as follows:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)(1)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(2)
Guy Gecht	75,023	$2,498,026	93,664	$3,839,343
Marc Olin	—	—	23,757	963,391

(1)	The dollar amounts shown in Column (c) for option awards are determined by multiplying (i) the number of shares to which the exercise of the option related by (ii) the difference between the closing per-share price of our common stock on the date of exercise and the exercise price of the options.

(2)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the closing per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide pension benefits (other than under the Company’s 401(k) plan) to its employees.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation plans to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. Mr. Gecht’s agreement has a one-year term that automatically renews for additional one-year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Mr. Olin’s agreement has a three-year term through April 2018 that automatically renews for additional one-year periods thereafter unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•

the named executive officer shall be provided with a base salary and will be eligible for incentive compensation under the annual management incentive compensation program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of cash severance for a specified number of months of base salary, pro-rata incentive award, (or, if the termination is in connection with a change in control, an incentive award assuming all performance goals are met in full), employer subsidized health benefit continuation under COBRA, and outplacement services, in each case as described below;

•

if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, in certain circumstances, and the post-exercise period for stock options shall be extended, in each case as described below; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

The amounts presented below are estimates determined assuming that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2016, with benefits being valued using the closing sales price of the Company’s common stock on such date ($43.86) and determined based on each executive’s employment agreement in effect on December 31, 2016. Receipt of these benefits is subject to the execution of a separation agreement and full release of all claims by the named executive officer. The executive’s actual benefits upon a termination or a change of control or may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct.

The table below sets forth potential payments to the Company’s named executive officers as of December 31, 2016 upon termination without cause by the Company or upon termination for good reason by the named executive officer, in either case other than during the period of 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$1,888,821	$35,000	$33,138	$2,044,585	$4,001,544
Marc Olin	526,230	35,000	14,487	657,132	1,232,849

(1)	The amounts shown are the lump sum severance payments that consist of 24 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the annual incentive awards (including the vesting of any equity awards granted under the annual incentive program) that the named executive officer would have earned for 2016 based upon the level of performance targets applicable to the annual incentive awards that was actually attained for 2016. If the named executive officer’s employment is terminated during the year by the Company without cause or by the executive for good reason, the annual incentive awards are prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for Mr. Gecht for up to 18 months and for Mr. Olin for up to 12 months.
(4)

Other than RSU awards related to the 2016 annual incentive program, which would be treated as described above in Note 1, Messrs. Gecht and Olin would be entitled to accelerated vesting of options and RSUs with respect to that number of shares that would otherwise have vested during the six month period following the termination date. For time-based options and RSUs that vest on an annual basis, credit is given as if the vesting accrued monthly. Performance awards that vest on any other basis will remain outstanding until the end of the applicable performance period and will vest based on the Company’s actual performance for that period on a prorated basis (with the executive being given credit for up to six additional months of service for purposes of the pro-ration). The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 30, 2016 of $43.86 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2016, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	—	46,616
Marc Olin	—	14,983

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, in either case within 24 months following a change of control, as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$3,366,328	$35,000	$33,138	$13,508,441	$16,942,907
Marc Olin	812,109	35,000	21,730	4,320,561	5,189,400

(1)	The amounts shown are the lump sum severance payments that consist of 36 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the annual incentive awards (including the vesting of any equity awards granted under the annual incentive program) that the named executive officer would have earned for 2016 assuming that 100% of any performance targets applicable to the annual incentive awards were attained.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for up to 18 months.
(4)	Messrs. Gecht and Olin would be entitled to accelerated vesting of 100% of all unvested options and RSUs as of their termination date with, in the case of performance awards, the applicable performance conditions being deemed met at maximum performance levels, excluding equity awards granted under the annual incentive program, which would be treated as described above in Note 1. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 30, 2016 of $43.86 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2016, assuming such termination was within 24 months after a change of control are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	—	307,990
Marc Olin	—	98,508

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2016, the Compensation Committee, with the assistance of Mercer, reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2016 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries, annual incentive awards, and long-term incentive awards. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. Annual incentive awards and long-term incentive awards are designed to both reward the named executive officers for the Company’s overall performance and align interests with those of our stockholders;

•

Our annual incentive program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual incentive program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual incentive awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards under our annual incentive program are subject to maximum payout levels;

•

Awards to our named executive officers under our annual incentive compensation program for fiscal year 2016 were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine vesting and payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term incentive program in 2016 consisted of approximately two-thirds performance-based RSUs and approximately one-third time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual incentive program, the performance awards granted under our long-term incentive program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value; and

•	As of April 24, 2017, each of our executive officers had satisfied our stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards 1301, Communications With Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ ALEX GRAB
Alex Grab
Secretary

Dated: April 28, 2017

EXHIBIT A

ELECTRONICS FOR IMAGING, INC.

2017 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Electronics For Imaging, Inc. 2017 Equity Incentive Plan (this “Plan”) of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), is to promote the success of the Company by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Company’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization

1

of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price

2

of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4	Minimum Vesting Requirement. Notwithstanding the foregoing, and except as provided in the next sentence, all awards granted under this Plan shall be subject to a minimum vesting requirement of one year, and no portion of any such award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan, and shall not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.

3.5	Binding Determinations. Any determination or other action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Company or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.6	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.7	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Company’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	1,200,000 shares of Common Stock, plus

3

(2)	the number of shares of Common Stock available for additional award grant purposes under the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2009 Plan as of the Stockholder Approval Date, plus

(3)	the number of any shares subject to stock options granted under the 2009 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus;

(4)	the number of any shares subject to restricted stock unit awards granted under the 2009 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested.

provided that in no event shall the Share Limit exceed 4,904,367 shares (which is the sum of the 1,200,000 shares set forth above, plus the number of shares available under the 2009 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2009 Plan as of the Effective Date).

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,200,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual is 1,000,000 shares (provided that such limit shall be 2,000,000 shares during the individual’s first calendar year of service with the Company and its Subsidiaries).

(c)	Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(c). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is 9,750 shares; provided that this limit is 10,750 shares as to a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made. For purposes of this Section 4.3(c), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Company or one of its Subsidiaries. The limits of this Section 4.3(c) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its Subsidiaries. The limits of this Section 4.3(c) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

(d)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)	Except as provided below in this Section 4.4, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

4

(b)	To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the total number of shares to which the exercise relates (and not just the shares which are actually issued in payment of the award) shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)	Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any award granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan.

(d)	In addition, shares that are exchanged by a participant or withheld by the Company after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2009 Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2009 Plan, shall not be available for new awards under this Plan.

(e)	To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)	In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7 and Section 8.10. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.5	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the

5

payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and, subject to the Minimum Vesting Requirement, any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may

6

not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.” The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1 Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Company or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2 Performance Goals.

(a)	The specific performance goals for Qualified Performance-Based Awards shall be established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: [net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, market share] or any combination thereof. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)

The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude

7

exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

(c)	To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

5.2.3 Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.3(b). A Qualified Performance-Based Award shall be subject to the following applicable limit: (a) in the case of a Qualified Performance-Based Award where the value of the Award is expressed as a number or range of number of shares of Common Stock (such as, without limitation, a Qualified Performance-Based Award in the form of a restricted stock, performance stock, or stock unit award) or a Qualified Performance-Based Award where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time, the maximum number of shares of Common Stock which may be subject to such Qualified Performance-Based Awards described in this clause (a) that are granted to any one individual in any one calendar year shall not exceed 1,000,000 shares (provided that such limit shall be 2,000,000 shares during the individual’s first calendar year of service with the Company and its Subsidiaries), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; and (b) in the case of other Qualified Performance-Based Awards (such as a Qualified Performance-Based Award where the potential payment is a stated cash amount or range of stated cash amounts, whether the payment is ultimately made in cash or Common Stock by converting the applicable cash amount into a number of shares of Common Stock based on the fair market value of a share of Common Stock upon or following vesting of the award), the aggregate amount of compensation to be paid to any one participant in respect of all such Qualified Performance-Based Awards granted to that participant in any one calendar year shall not exceed $5,000,000. The limits in clauses (a) and (b) in the preceding sentence are separate, independent limits, and a Qualified Performance-Based Award shall be subject to the applicable limit but not both limits. For clarity, an eligible individual may receive, during any applicable year, awards referenced in clause (a) of this Section 5.2.3 not in excess of the limit of that clause, awards referenced in clause (b) of this Section 5.2.3 not in excess of the limit of that clause, Qualifying Option or SAR awards not in excess of the limit set forth in Section 4.3(b), as well as other types of awards (not referenced in this Section 5.2.3) under this Plan. Awards that are cancelled during the year shall be counted against any applicable limits of Section 4.3(b) and this Section 5.2.3 to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of

8

Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Company, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Company.

9

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

10

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property)

11

subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)	Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

(c)	It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and any Qualified Performance-Based Award) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

(d)	Without limiting the generality of Section 3.5, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions—Assumption and Termination of Awards.

(a)	Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, in any case in connection with which the Company does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

12

(b)	Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)	For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Company for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)	The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)	In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.5, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)	The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

13

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Company shall be made to provide for any taxes the Company or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Company or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)	The Company or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s

14

personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(c)	In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Unless otherwise provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law to the extent the Company determines that withholding at any greater level would result in an award otherwise classified as an equity award under ASC Topic 718 (or any successor thereto) being classified as a liability award under ASC Topic 718 (or such successor).

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of April 11, 2017, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by

15

Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

16

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Company or its Subsidiaries.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

17

0 ⬛

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2017

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2017, and hereby appoints Guy Gecht and Alex Grab, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 7, 2017 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

June 7, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2017:

The Company’s Proxy Statement dated April 28, 2017 and Annual Report for the fiscal year ended

December 31, 2016 are available electronically at http://ir.efi.com/proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

⬛ 20630403030000000000 6	060717

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE FOR DIRECTOR IN PROPOSAL 1,

“FOR” PROPOSALS 2, 4 AND 5, AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS.					FOR	AGAINST	ABSTAIN
	NOMINEES:		2.	To approve a non-binding advisory proposal on executive compensation.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	○ Eric Brown ○ Gill Cogan ○ Guy Gecht ○ Thomas Georgens ○ Richard A. Kashnow ○ Dan Maydan			1 year	2 years	3 years	ABSTAIN
			3.	To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4.	To approve the adoption of the 2017 Equity Incentive Plan.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			5.	To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑			6.	In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, 4 AND 5, AND “1 YEAR” FOR PROPOSAL 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee of guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛